EX. 99.28(h)(iii)

Second Amended and Restated

Schedule A

to the

Transfer Agency Agreement

by and between

PPM Funds

and

UMB Fund Services, Inc.

NAMES OF FUNDS

PPM Core Plus Fixed Income Fund

PPM Credit Fund

PPM High Yield Core Fund

PPM Long Short Credit Fund

PPM Strategic Income Fund

PPM Floating Rate Income Fund

PPM Large Cap Value Fund

PPM Mid Cap Value Fund

PPM Small Cap Value Fund

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Schedule A to the Transfer Agency Agreement between the undersigned and dated as of February 15, 2018 to be executed by a duly authorized officer as of the 16th day of July, 2018.

PPM FUNDS

By:	/s/ Mark Mandich
Mark Mandich
Title:	Chief Executive Officer and President

Date:	9-20-18

UMB FUND SERVICES, INC.

By:	/s/ Maureen A. Quill

Title:	President

Date:	10/12/18

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Second Amended and Restated

Schedule C

to the

Transfer Agency Agreement

by and between

PPM Funds

and

UMB Fund Services, Inc.

FEES

Base Fee
Annual net asset-based fee per CUSIP*	.5 bps
*subject to an aggregate annual minimum of $40,000 for the Funds referenced on Schedule A”

Account Fees
Open account fee:
Non Matrix level 3 accounts	$10.00
Matrix level 3 accounts	$7.00
Closed account fee (per year)	$2.50

USA PATRIOT Act & Escheatment Fees
Per fund (per year)	$2,000
Suspicious Activity Report filing (per occurrence)	$25.00
Escheatment filing (per state)	$50.00

Retirement Accounts (IRA / Roth / Others)
Annual maintenance fee per account (may be charged to shareholders)	$15.00
IRA transfer/rollover/recharacterization/RMD fee (per occurrence)	$15.00

Advanced Reporting Solutions
Annual maintenance fee	$2,500

Shareholder Services
Telephone calls (per minute)	$1.00
Letters/e-mails, research/lost shareholder (per occurrence)	$2.75

Document Services
Standard applications and forms in electronic format	no charge
Customized forms	as quoted
Pre-printed, machine-ready statement inserts (per item)	$.03
Standard single-sided statement/confirm/tax form/check (per item including .pdf)
First page	$.30
Each additional page	$.15

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Reprocessing Charges

Base fee – per occurrence, per day, per fund	$500

Applies when shareholder transactions are required to be reprocessed as a result of incorrect or not timely NAV or dividend information caused by the Advisor or other entity unaffiliated with UMBFS

Rule 22c-2 Service Fees

One-time Set-up Fee

Per fund family	$2,000

Annual Management Fee for STN 22c-2 Services

Per CUSIP (billed monthly)	$3,000/yr.*

*Subject to a minimum of $5,000 per year, per fund family

The Annual Management Fee applies to UMB Fund Services’ review and reporting of exception items. Additional reports or requests for data that are outside of the exception-based reporting process are deemed special projects billed at the rate shown in this fee schedule.

Out-of-Pocket Expenses

One-time fee to initiate STN 22c-2, per fund family	$2,000
Monthly fee for STN 22c-2 services

The monthly fee is based on number of CUSIPs participating at time of service initiation. Pricing will increase or decrease based on CUSIP count annually (or more frequently upon occurrence of a merger or similar event) to the appropriate tier based on number of CUSIPs at time of adjustment:

0–15 CUSIPS with up to 900,000 stored records	$560/mo.
16–30 CUSIPS with up to 1.8 million stored records	$800/mo.
31+ CUSIPS with up to 2.5 million stored records	$960/mo.

A fee of $200 per month will be charged for each additional 1.2 million records stored beyond the number included as part of the monthly fee.

The above out-of-pocket expenses will increase to the extent that FIS increases its pricing under the contract between UMB Fund Services and Delta Data.

In addition to the fees noted above, certain third-party fees and expenses (including NSCC charges) may be billed directly by the applicable third-party provider or passed through by UMB Fund Services.

Programming and Special Project Fees

Additional fees at $175 per hour, or as quoted by project, may apply for special programming or projects to meet your servicing requirements or to create custom reports.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock,

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envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, retirement plan documents, proxies and proxy services, DTCC/NSCC participant billing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation; however, a formal notice of the fee increase, which may be as included in an invoice, shall be provided defining the exact escalation amount.

CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Optional Services

NSCC’s Mutual Fund Profile II Services*
Tier 1: Activate Mutual Fund Profile II – Advisor populates data	No fee
Tier 2: Activate Mutual Fund Profile II – UMBFS supports Advisor in populating data
One-time set-up fee, per fund family	$1,000
Monthly maintenance fee – up to 25 CUSIPs	$250
Monthly maintenance fee – more than 25 CUSIPs	$500
*Funds using Mutual Fund Profile II services will also pay out-of-pocket fees charged by DTCC of $850/mo. for up to 25 CUSIPs or $2,000/mo. for 26+ CUSIPs.

VRU Services
One-time VRU set-up fee	$1,500
Annual VRU maintenance fee	$1,500
VRU charge (per call)	$ .40

Internet Services
Broker Browser
One-time set-up fee (standard)	$1,500
Inquiry	no charge

Online Access and Web-based document mailing – per fund family
One-time set-up fee	$10,000
Annual maintenance fee – up to 50,000 accounts	$9,000
Annual maintenance fee – over 50,000 accounts	$16,500
Per shareholder, per mailing*	$ .15
*statements, prospectuses, financial reports, etc.

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FATCA Services

Annual FATCA services fee	$2,500

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Schedule C to the Transfer Agency Agreement between the undersigned and dated as of February 15, 2018 to be executed by a duly authorized officer as of the 16th day of July, 2018.

PPM FUNDS

By:	/s/ Mark Mandich
Mark Mandich
Title:	Chief Executive Officer and President

Date:	9-20-18

UMB FUND SERVICES, INC.

By:	/s/ Maureen A. Quill

Title:	President

Date:	10/12/18

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